FIRST TRUST ADVISORS L.P.
                            PROXY VOTING GUIDELINES

      First Trust Advisors L.P. (the "Adviser") serves as investment adviser providing discretionary investment advisory services for separate managed accounts, ERISA accounts and open- and closed-end investment companies (the "Clients"). As part of these services, the Adviser may have responsibility for proxy voting and related duties. In fulfilling these duties, the Adviser has adopted the following policies and procedures:

      1. It is the Adviser's policy to seek and to ensure that proxies are voted on securities in a Client's account consistently and solely in the best economic interests of the Client.

      2. The Adviser shall be responsible for the oversight of Client proxy voting processes and shall assign a senior member of its staff to be responsible for this oversight.

      3. The Adviser has engaged the services of Institutional Shareholder Services, Inc. ("ISS") to make recommendations to the Adviser on the voting of proxies related to securities held by Clients. ISS provides voting recommendations based on established guidelines and practices. The Adviser has adopted these ISS Proxy Voting Guidelines.

      4. The Adviser shall review the ISS recommendations and generally will vote proxies in accordance with such recommendations. Notwithstanding the foregoing, the Adviser may not vote in accordance with the ISS recommendations if the Adviser believes that the specific ISS recommendation is not in the best interests of the Client. In addition, whenever a conflict of interest arises between ISS and a company subject to a proxy vote, the Adviser will vote the proxy without using the analyses of ISS and will consider the recommendation of the company and what the Adviser believes to be in the best interests of the Client. In addition, if the Adviser has actual knowledge of any other type of material conflict of interest between itself and the respective Client with respect to the voting of a proxy, the Adviser shall vote the applicable proxy in accordance with the ISS recommendations to avoid such conflict of interest. With respect to open- and closed-end funds and variable annuity sub-accounts, if there is a conflict of interest between fund shareholders and FTA, the fund's principal underwriter, or sub-adviser, if applicable, FTA will vote the proxy based on the recommendations of ISS to avoid such conflict of interest.

      5. If the Adviser manages the assets or pension fund of a company and any of the Adviser's Clients hold any securities in that company, the Adviser will vote proxies relating to such company's securities in accordance with the ISS recommendations to avoid any conflict of interest.

      6. If a Client requests the Adviser to follow specific voting guidelines or additional guidelines, the Adviser shall review the request and follow such guidelines, unless the Adviser determines that it is unable to follow such guidelines. In such case, the Adviser shall inform the Client that it is not able to follow the Client's request.

      7. FTA will monitor changes to the ISS guidelines to determine that such guidelines continue to result in a voting policy that is in the best interests of Clients.

      8. In certain circumstances, where FTA has determined that it is consistent with the Client's best interest, FTA will not take steps to ensure that proxies are voted on securities in the Client's accounts. The following are circumstances where this may occur:

            (a) Limited Value. Proxies will not be required to be voted on securities in a Client's account if the value of the Client's economic interest in the securities is indeterminable or insignificant (less than $1,000). Proxies will also not be required to be voted for any securities that are no longer held by the Client's account.

            (b) Securities Lending Program. When securities are out on loan, they are transferred into the borrower's name and are voted by the borrower, in its discretion. In most cases, FTA will not take steps to see that loaned securities are voted. However, where FTA determines that a proxy vote, or other shareholder action, is materially important to the Client's account, FTA will make a good faith effort to recall the security for purposes of voting, understanding that in certain cases, the attempt to recall the security may not be effective in time for voting deadlines to be met.

            (c) Unjustifiable Costs. In certain circumstances, after doing a cost-benefit analysis, FTA may choose not to vote where the cost of voting a Client's proxy would exceed any anticipated benefits to the Client of the proxy proposal (e.g. foreign securities).

      9. For certain open- or closed-end funds relying on Section 12(d)(1)(F) of the 1940 Act or applicable exemptive relief, FTA will vote on proxies of securities of investment companies held by such funds in the same proportion as all other holders of such securities (i.e. mirror or echo voting) to the extent possible.

Adopted:      September 15, 2003
Amended:      December 10, 2007
Amended:      September 21, 2009
Amended:      September 12, 2016